EXHIBIT NO. 11

                           GRACO INC. AND SUBSIDIARIES

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)

                                                   Thirteen Weeks Ended                Twenty-Six Weeks Ended
                                           July 1, 1994      June 25, 1993     July 1, 1994      June 25, 1993
                                                      (In thousands except per share amounts)

Net earnings applicable to common stock:

   Net earnings                                  $4,195           $4,114             $6,031             $6,686

   Less dividends on preferred stock                 19               19                 37                 37

                                                 $4,176           $4,095             $5,994             $6,649


Average number of common and common
   equivalent shares outstanding:

   Average number of common
      shares outstanding                         11,514             11,392          11,514              11,372

   Dilutive effect of stock options
      computed on the treasury stock                 49                 86              57                  71


                                                 11,563             11,478          11,571              11,443


Net earnings per common share
   and common equivalent share                    $0.36              $0.36           $0.52               $0.58



Primary and fully diluted earnings per share are substantially the same.
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